MEMBERSHIP INTEREST AND STOCK PURCHASE AGREEMENT

This Membership Interest and Stock Purchase Agreement (this "**Agreement**"), dated as of April 27, 2023, is entered into by and among Indoor Harvest Corp., a Texas corporation ("**Buyer**"), Travis Priddy, an individual residing in the State of South Carolina ("**Seller**"), Opportunity Development Group, LLC, a South Carolina limited liability company (the "**Company**"), 369 Hemp, Inc., a Nevada corporation (the "**Subsidiary**") and John Burleson, an individual residing in the State of North Carolina ("**John Burleson**") (the "**Subsidiary**," and together with the Company, the "**Acquired Companies**" and each an "**Acquired Company**").

RECITALS

WHEREAS, Seller owns all of the issued and outstanding membership interests (the "**Membership Interests**") in the Company;

WHEREAS, the Subsidiary, a company engaged in the business of manufacturing and distributing hemp cigarettes, is owned in part by the Company, which owns 15,000,000 shares (or approximately 99.2%) of the issued and outstanding Common Shares of the Subsidiary, and John Burleson, who owns 120,000 shares (or approximately 0.80%) of the issued and outstanding Common Shares of the Subsidiary ("**Burleson Shares**");

WHEREAS, Seller wishes to sell to Buyer, and Buyer wishes to purchase from Seller, the Membership Interests, subject to the terms and conditions set forth herein;

WHEREAS, John Burleson wishes to sell to Buyer, and Buyer wishes to purchase from John Burleson, the Burleson Shares, subject to the terms and conditions set forth herein; and

WHEREAS, as a result of the transactions contemplated by this Agreement, Buyer shall, indirectly, wholly-own the Subsidiary.

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I
PURCHASE AND SALE

Section 1.01 Purchase and Sale. Subject to the terms and conditions set forth herein, at the Closing (as defined in ARTICLE II):

(a) **Membership Interests of the Company.** Seller shall sell, assign, convey, transfer and deliver to Buyer, and Buyer shall purchase from Seller all of Seller's right, title and interest in and to all of the Membership Interests, free and clear of any mortgage, pledge, lien, charge, security interest, claim, community property interest, option, equitable interest, restriction of any kind (including any restriction on use, voting, transfer, receipt of income, or exercise of any other ownership attribute), or other encumbrance (each, an "**Encumbrance**"), for the consideration specified in Section 1.02.

(b) **Burleson Shares of the Subsidiary.** John Burleson shall, assign, convey, transfer and deliver to Buyer, and Buyer shall purchase from him, all of John Burleson's right,

title and interest in and to the Burleson Shares free and clear of any Encumbrance for the consideration specified in Section 1.02.

Section 1.02 Purchase Price. The aggregate purchase price for the Membership Interests and the Burleson Shares shall be $1,675,000 (the "**Purchase Price**") comprised of the Cash Consideration and the Stock Consideration. As used in this Agreement, "**Pro Rata Portion**" means as to Seller and John Burleson, a percentage equal to the Common Shares owned by each in the Subsidiary as of Closing divided by the 369 Hemp Shares (as defined in Section 4.03(b)).

(a) **Cash Consideration**. At Closing, Buyer shall pay a total of $800,000, *less* the amount of the INQD Notes Payable ("**Cash Consideration**"), by wire transfer of immediately available funds to each of Seller and John Burleson, in accordance with their Pro Rata Portion, pursuant to the wire transfer instructions provided by each to Buyer prior to Closing, *provided that* the portion of the Cash Consideration paid to Seller shall be paid in monthly installments and the first installment of $75,000.00 shall be paid on or before June 1, 2023 and $75,000 per month thereafter until all installments are paid in full. "**INQD Notes Payable**" means the aggregate amount of $313,089.45 due and owing to Buyer as of the Closing Date pursuant to those certain nine separate promissory notes issued by the Company to Buyer between July 27, 2022 and February 28, 2023.

(b) **Stock Consideration**. At Closing, Buyer shall deliver 125,000,000 shares of common stock, $0.001 par value per share, of Buyer ("**Stock Consideration**") to each of Seller and John Burleson, in accordance with their Pro Rata Portion, pursuant to the instructions provided by each to Buyer prior to Closing, and Buyer shall cause its transfer agent to record a book entry evidencing the issuance of the Stock Consideration in the names of Seller and John Burleson, or as soon as practicable thereafter.

ARTICLE II
CLOSING

Section 2.01 Closing. The closing of the transactions contemplated by this Agreement (the "**Closing**") shall take place simultaneously with the execution of this Agreement on the date of this Agreement (the "**Closing Date**") by the remote by exchange of documents and signatures (or their electronic counterparts).

Section 2.02 Seller Closing Deliverables. At the Closing, Seller shall deliver to Buyer the following:

(a) An assignment of the Membership Interests to Buyer in the form of **Exhibit A**, duly executed by Seller.

(b) Written notice to Buyer that the Company has commenced the preparation of its audited financial statements for the two most recent fiscal years and unaudited financial statements for the latest interim period preceding the Closing (and the corresponding interim period of the preceding year), or such periods as determined by Buyer.

(c) A certificate of the secretary (or other officer) or the managing member, as applicable, of each Acquired Company certifying (i) that attached thereto are true and complete copies of all resolutions authorizing the execution, delivery, and performance of this Agreement and the other agreements, instruments, and documents required to be delivered in connection with this Agreement or at the Closing (collectively, the "**Transaction Documents**") and the

consummation of the transactions contemplated hereby and thereby, and that such resolutions are in full force and effect, and (ii) that attached thereto are true and complete copies of the governing documents of the Company, including any amendments or restatements thereof, and that such governing documents are in full force and effect.

(d) A certificate of existence for the Company certified by the South Carolina Secretary of State.

(e) A certificate of good standing for the Subsidiary certified by the Nevada Secretary of State.

(f) The Transaction Documents and such other documents or instruments as the Buyer reasonably requests and are reasonably necessary to consummate the transactions contemplated by this Agreement.

Section 2.03 John Burleson Deliveries. At the Closing, John Burleson shall deliver the following to Buyer:

(a) A stock certificate, or certificates, evidencing the Burleson Shares, duly endorsed in blank or accompanied by stock powers or other instruments of transfer duly executed in blank.

Section 2.04 Buyer's Deliveries. At the Closing, Buyer shall deliver the following to Seller and John Burleson, as applicable:

(a) The Cash Consideration.

(b) The Stock Consideration.

(c) A certificate of chief executive officer of Buyer certifying that attached thereto are true and complete copies of all resolutions of the board of directors of Buyer authorizing the execution, delivery, and performance of this Agreement and the Transaction Documents to which it is a party and the consummation of the transactions contemplated hereby and thereby, and that such resolutions are in full force and effect.

(d) The Transaction Documents and such other documents or instruments as Seller reasonably requests and are reasonably necessary to consummate the transactions contemplated by this Agreement.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF SELLER AND JOHN BURLESON

Section 3.01 Authority and Capacity. Each of Seller and John Burleson has the legal capacity to execute and deliver this Agreement and the agreements referenced herein to which he is a party and to consummate the Transactions. No further action is required on the part of either Seller or John Burleson to authorize this Agreement and the agreements referenced herein to which he is a party. This Agreement and the agreements referenced herein to which the Seller and John Burleson are a party have been duly executed and delivered by each and, assuming the due authorization, execution and delivery by the other parties thereto, constitute the valid and binding obligations of each of Seller and John Burleson, enforceable in accordance with their terms, except as such enforceability may be limited by principles of public policy and subject to the laws of general application relating to bankruptcy,

insolvency, moratorium or other similar laws affecting or relating to creditors' rights generally and rules of law and equity governing specific performance, injunctive relief and other equitable remedies.

Section 3.02 Title to Membership Interests and Burleson Shares. Each of Seller and John Burleson, as applicable: (i) is the legal and beneficial owner of the Membership Interests and the Burleson Shares; (ii) has good, valid and marketable title to such Membership Interests and the Burleson Shares, and will convey to Buyer at the Closing such title to such Membership Interests and the Burleson Shares, free and clear of all Encumbrances; (c) is not a party to or bound by any option, warrant, purchase right or other Contract (other than this Agreement) that could require Seller or John Burleson to sell, transfer or otherwise dispose of any Membership Interests or any Burleson Shares; and (d) is not a party to any voting trust, proxy, power of attorney or other agreement or understanding with respect to the voting of any Membership Interests or any Burleson Shares.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF THE ACQUIRED COMPANIES

The Seller represents and warrants to Buyer that the statements contained in this ARTICLE IV are true and correct as of the date hereof.

Section 4.01 Organization. Each Acquired Company is a corporation or limited liability company duly organized, validly existing and in good standing under any statute, law, ordinance, regulation, rule, code, order, constitution, treaty, common law, judgment, decree, other requirement or rule of law of any Governmental Authority ("**Law**"). of the state of its jurisdiction of organization, and is duly qualified or licensed as a foreign corporation or limited liability company to do business and in good standing in each jurisdiction in which the character or location of the property owned, leased or operated by it or the nature of its business makes such qualification necessary.

Section 4.02 Authorization and Binding Effect.

(a) Each Acquired Company has full corporate or limited liability company power and authority to own, lease and operate its assets and to carry on its business as is presently conducted. Each Acquired Company has the full corporate or limited liability company power and authority to execute and deliver this Agreement and the Transaction Documents to which it is a party and to perform its obligations hereunder and thereunder. The execution and delivery of this Agreement and the Transaction Documents by the applicable Acquired Company and the performance by the applicable Acquired Company of its obligations hereunder and thereunder have been duly authorized by all requisite corporate or limited liability company action, as applicable. Each Acquired Company has made available to Buyer true, complete and correct copies of its limited liability company agreement, certificate of incorporation and bylaws, as applicable, each as in effect on the date of this Agreement ("**Governing Documents**").

(b) This Agreement has been duly executed and delivered by the Acquired Companies and constitutes the valid and legally binding obligation of the Acquired Companies, enforceable in accordance with its terms and conditions (except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors' rights generally or by general equitable principles). As of the Closing, each Transaction Document to which any Acquired Company is a party will have been duly executed and delivered by such Acquired Company and will constitute the valid and legally binding obligation of such Acquired Company, enforceable in accordance with its terms and conditions (except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors' rights generally or by general equitable principles).

Section 4.03 Capitalization of the Acquired Companies.

(a) Seller is the record owner of and has good and valid title to the Membership Interests, free and clear of all Encumbrances. The Membership Interests constitute 100% of the total issued and outstanding membership interests in the Company. The Membership Interests have been duly authorized and are validly issued, fully-paid, and non-assessable. Upon consummation of the transactions contemplated by this Agreement, Buyer shall own all of the Membership Interests, free and clear of all Encumbrances.

(b) The authorized capital stock of the Subsidiary consists of (i) 51,000,000 shares of common shares, par value $0.001 per share ("**Common Shares**"), of which 15,120,000 shares are issued and outstanding ("**369 Hemp Shares**"), and (ii) 9,000,000 shares of preferred shares, par value $0.01 per share, of which none are issued and outstanding. All of the 369 Hemp Shares have been duly authorized, are validly issued, fully paid and non-assessable, and are owned of record and beneficially by each of the Company and John Burleson, free and clear of all Encumbrances. Upon consummation of the transactions contemplated by this Agreement and the Transaction Documents, Buyer shall own all of the 369 Hemp Shares, free and clear of all Encumbrances.

(c) Each of the Membership Interests and the Shares were issued in compliance with applicable Laws. Neither Membership Interests nor Shares were issued in violation of any Governing Documents or any other agreement, understanding, arrangement, or commitment to which Seller or Acquired Company is a party and are not subject to or in violation of any preemptive or similar rights of any individual, corporation, partnership, joint venture, limited liability company, Governmental Authority, unincorporated organization, trust, association, or other entity (each, a "**Person**"). For purposes of this Agreement, "**Governmental Authority**" means any federal, state, local, or foreign government or political subdivision thereof, or any agency or instrumentality of such government or political subdivision, or any arbitrator, court, or tribunal of competent jurisdiction.

(d) There are no outstanding or authorized options, warrants, convertible securities, or other rights, agreements, or commitments of any character relating to shares of capital stock or membership interests of any Acquired Company, or obligating Seller or any Acquired Company to issue or sell any shares of capital stock (including the Shares) or membership interests (including the Membership Interests), or any other interest, in any Acquired Company. Other than the Governing Documents, there are no voting trusts, proxies, or other agreements or understandings in effect with respect to the voting or transfer of any of the Membership Interests.

Section 4.04 No Conflicts or Consents. The execution, delivery, and performance by each Acquired Company of this Agreement and the other Transaction Documents to which it is a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not: (a) violate or conflict with any provision of any Governing Document; (b) violate or conflict with any provision of any statute, law, ordinance, regulation, rule, code, treaty, or other requirement of any Governmental Authority (collectively, "**Law**") or any order, writ, judgment, injunction, decree, determination, penalty, or award entered by or with any Governmental Authority ("**Governmental Order**") applicable to Seller or the Acquired Companies; (c) require the consent, notice, or filing with or other action by any Person or require any Permit, license, or Governmental Order; (d) violate or conflict with, result in the acceleration of, or create in any party the right to accelerate, terminate, or modify any contract, lease, deed, mortgage, license, instrument, note, indenture, joint venture, or any other agreement, commitment, or legally binding arrangement, whether written or oral (collectively, "**Contracts**"), to which Seller or any Acquired Company is a party or by which Seller or any Acquired Company is bound or to which any of their

respective properties and assets are subject; or (e) result in the creation or imposition of any Encumbrance on any properties or assets of any Acquired Company.

Section 4.05 Undisclosed Liabilities. Other than the INQD Notes Payable, which shall be fully repaid in connection with the payment of the Cash Consideration, the Acquired Companies have no liabilities, obligations, or commitments of any nature whatsoever, whether asserted, known, absolute, accrued, matured, or otherwise, except those which have been incurred in the ordinary course of business consistent with past practice and which are not, individually or in the aggregate, material in amount.

Section 4.06 Material Contracts. Seller has made available to Buyer complete copies of all material Contracts to which any of the Acquired Companies is a party or by which any Acquired Company is bound or to which any asset of any Acquired Company is subject as of the Closing Date.

Section 4.07 Real Property; Title to Assets; Inventory.

(a) Seller has made available to Buyer that certain commercial lease agreement by and between Raven Tobacco Company, a North Carolina corporation, and the Subsidiary, dated June 29, 2021 ("**Facility Lease**"). Neither Acquired Company owns any real property. The Subsidiary holds a valid and existing leasehold interest under the Facility Lease, which is in full force and effect and enforceable by the Subsidiary in accordance with their terms. The Subsidiary is not in material breach of or in material default under the Facility Lease.

(b) Seller has made available to Buyer schedules of all material equipment and machinery owned or leased by the Company, which are in suitable operating condition, ordinary wear and tear excepted, and are physically located at the place of business leased by the Company under the Facility Lease.

(c) Seller has made available to Buyer a schedule of the inventory of the Subsidiary, merchantable and fit for the purpose for which it was procured or manufactured, except for obsolete, damaged or defective items that have been written off or written down to fair market value or for which reserves have been established. The quantities of each item of inventory (whether raw materials, work-in-process or finished goods) are not excessive, but are reasonable in the present circumstances of the Subsidiary.

Section 4.08 Intellectual Property.

(a) The Subsidiary owns or has the valid and enforceable right to use all Intellectual Property used in or necessary for the conduct of its business as currently conducted (the "**Company Intellectual Property**"), free and clear of all Encumbrances, including the trademark registered with the U.S. Patent and Trademark Office bearing the serial number 90702598 ("**369 Hemp Mark**"). All of the Company Intellectual Property is valid and enforceable, and all underlying registrations are subsisting and in full force and effect. The Subsidiary has taken all reasonable and necessary steps to maintain and enforce the Company Intellectual Property. The conduct of the Subsidiary's business as currently and formerly conducted has not infringed, misappropriated, or otherwise violated the Intellectual Property or other rights of any Person. No Person has infringed, misappropriated, or otherwise violated any Company Intellectual Property.

(b) As used in this Agreement: "**Intellectual Property**" means any and all of the following in any jurisdiction throughout the world: (i) issued patents and patent applications; (ii) trademarks (including the 369 Hemp Mark), service marks, trade names, and other similar indicia of source or origin, together with the goodwill connected with the use of and symbolized by, and

all registrations, applications for registration, and renewals of, any of the foregoing; (iii) copyrights, including all applications and registrations; (iv) trade secrets, know-how, inventions (whether or not patentable), technology, and other confidential and proprietary information and all rights therein; (v) internet domain names and social media accounts and pages; and (vi) other intellectual or industrial property and related proprietary rights, interests, and protections.

Section 4.09 Legal Proceedings; Governmental Orders. There are no claims, actions, causes of action, demands, lawsuits, arbitrations, inquiries, audits, notices of violation, proceedings, litigation, citations, summons, subpoenas, or investigations of any nature, whether at law or in equity (collectively, "**Actions**") pending or, to Seller's knowledge, threatened against or by Acquired Company or Seller: (i) relating to or affecting any Acquired Company or any of Acquired Company's properties or assets; or (ii) that challenge or seek to prevent, enjoin, or otherwise delay the transactions contemplated by this Agreement. No event has occurred or circumstances exist that may give rise to, or serve as a basis for, any such Action. There are no outstanding, and each Acquired Company is in compliance with all, Governmental Orders against, relating to, or affecting the Company or any of its properties or assets.

Section 4.10 Compliance with Laws; Permits. Each Acquired Company has complied, and is now complying, with all Laws applicable to it or its business, properties, or assets. All permits, licenses, franchises, approvals, registrations, certificates, variances, and similar rights obtained, or required to be obtained, from Governmental Authorities that are required for any Acquired Company to conduct its business have been obtained and are valid and in full force and effect.

Section 4.11 Environmental Matters.

(a) The Subsidiary has complied, and is now complying, with all Environmental Laws. Neither Acquired Company nor Seller has received notice from any Person that the Subsidiary, its business or assets, or any real property currently or formerly owned, leased, or used by the Subsidiary is or may be in violation of any Environmental Law or any applicable Law regarding Hazardous Substances.

(b) There has not been any spill, leak, discharge, injection, escape, leaching, dumping, disposal, or release of any kind of any Hazardous Substances in violation of any Environmental Law: (i) with respect to the business or assets of the Subsidiary; or (ii) at, from, in, adjacent to, or on any real property currently or formerly owned, leased, or used by the Subsidiary. There are no Hazardous Substances in, on, about, or migrating to any real property currently or formerly owned, leased, or used by the Subsidiary, and such real property is not affected in any way by any Hazardous Substances.

(c) As used in this Agreement: (i) "**Environmental Laws**" means all Laws, now or hereafter in effect, in each case as amended or supplemented from time to time, relating to the regulation and protection of human health, safety, the environment, and natural resources, including any federal, state, or local transfer of ownership notification or approval statutes; and (ii) "**Hazardous Substances**" means: (A) "hazardous materials," "hazardous wastes," "hazardous substances," "industrial wastes," or "toxic pollutants," as such terms are defined under any Environmental Laws; (B) any other hazardous or radioactive substance, contaminant, or waste; and (C) any other substance with respect to which any Environmental Law or Governmental Authority requires environmental investigation, regulation, monitoring, or remediation.

Section 4.12 Employment Matters.

(a) Seller has made available to Buyer a schedule of all employees of the Subsidiary; and for each individual described therein, the individual's title or position and compensation. All compensation payable to all employees of the Subsidiary for services performed on or prior to the Closing Date have been paid in full.

(b) The Subsidiary is not, and has not been, a party to or bound by any collective bargaining agreement or other Contract with a union or similar labor organization (collectively, "**Union**"), and no Union has represented or purported to represent any employee of the Subsidiary. There has never been, nor has there been any threat of, any strike, work stoppage, slowdown, picketing, or other similar labor disruption or dispute affecting the Subsidiary or any of its employees.

(c) The Subsidiary is and has been in compliance in all material respects with: (i) all applicable employment Laws and agreements regarding hiring, employment, termination of employment, employment discrimination, harassment, retaliation, and reasonable accommodation, leaves of absence, terms and conditions of employment, wages and hours of work, employee classification, employee health and safety, engagement and classification of independent contractors, payroll taxes, and immigration with respect to all employees, independent contractors, and contingent workers; and (ii) all applicable Laws relating to the relations between it and any labor organization, trade union, work council, or other body representing employees of the Subsidiary.

Section 4.13 Taxes.

(a) All returns, declarations, reports, information returns and statements, and other documents relating to Taxes (including amended returns and claims for refund) (collectively, "**Tax Returns**") required to be filed by each Acquired Company on or before the Closing Date have been timely filed. Such Tax Returns are true, correct, and complete in all respects. All Taxes due and owing by each Acquired Company (whether or not shown on any Tax Return) have been timely paid. No extensions or waivers of statutes of limitations have been given or requested with respect to any Taxes of each Acquired Company. Seller has delivered to Buyer copies of all Tax Returns and examination reports of each Acquired Company and statements of deficiencies assessed against, or agreed to by, each Acquired Company for all Tax periods ending as of the Closing Date. The term "**Tax**" or "**Taxes**" means all federal, state, local, foreign, and other income, gross receipts, sales, use, production, ad valorem, transfer, franchise, registration, profits, license, lease, service, service use, withholding, payroll, employment, unemployment, estimated, excise, severance, environmental, stamp, occupation, premium, property (real or personal), real property gains, windfall profits, customs, duties, or other taxes, fees, assessments, or charges of any kind whatsoever, together with any interest, additions, or penalties with respect thereto and any interest in respect of such additions or penalties.

(b) Each Acquired Company has withheld and paid each Tax required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, customer, member, or other party, and complied with all information reporting and backup withholding provisions of applicable Law.

(c) Each Acquired Company has not been a member of an affiliated, combined, consolidated, or unitary Tax group for Tax purposes and has no Liability for Taxes of any Person (other than the Company) under Treasury Regulations Section 1.1502-6 (or any corresponding provision of state, local, or foreign Law), as transferee or successor, by contract, or otherwise.

(d) There are no liens for Taxes (other than for current Taxes not yet due and payable) upon the assets of any Acquired Company.

Section 4.14 Full Disclosure. No representation or warranty by Seller or any Acquired Company in this Agreement, any schedule provided in connection with this Agreement, or any certificate or other document furnished or to be furnished to Buyer pursuant to this Agreement contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements contained therein, in light of the circumstances in which they are made, not misleading.

ARTICLE V
REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer represents and warrants to Seller that the statements contained in this ARTICLE V are true and correct as of the date hereof.

Section 5.01 Organization and Authority of Buyer. Buyer is a corporation duly organized, validly existing, and in good standing under the Laws of the State of Texas. Buyer has full corporate power and authority to enter into this Agreement and the other Transaction Documents to which Buyer is a party, to carry out its obligations hereunder and thereunder, and to consummate the transactions contemplated hereby and thereby. The execution and delivery by Buyer of this Agreement and any other Transaction Document to which Buyer is a party, the performance by Buyer of its obligations hereunder and thereunder, and the consummation by Buyer of the transactions contemplated hereby and thereby have been duly authorized by all requisite corporate action on the part of Buyer. This Agreement and each Transaction Document to which Buyer is a party constitute legal, valid, and binding obligations of Buyer enforceable against Buyer in accordance with their respective terms.

Section 5.02 No Conflicts; Consents. The execution, delivery, and performance by Buyer of this Agreement and the other Transaction Documents to which it is a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not: (a) violate or conflict with any provision of the certificate of formation, bylaws, or other governing documents of Buyer; (b) violate or conflict with any provision of any Law or Governmental Order applicable to Buyer; or (c) require the consent, notice, declaration, or filing with or other action by any Person or require any Permit, license, or Governmental Order.

Section 5.03 Issuance of Stock Consideration. The issuance of the Stock Consideration is duly authorized and, upon issuance in accordance with the terms of this Agreement, shall be validly issued, fully paid and nonassessable.

Section 5.04 Brokers. No broker, finder, or investment banker is entitled to any brokerage, finders, or other fee or commission in connection with the transactions contemplated by this Agreement or any other Transaction Document based upon arrangements made by or on behalf of Buyer.

ARTICLE VI
COVENANTS

Section 6.01 Confidentiality. From and after the Closing, Seller shall, and shall cause its Affiliates and its and their respective directors, managers, members, officers, employees, consultants, financial advisors, counsel, accountants, and other agents (collectively, "**Representatives**") to hold, in confidence any and all information, in any form, concerning the Company, except to the extent that Seller can show that such information: (a) is generally available to and known by the public through no fault of

Seller, any of its Affiliates, or their respective Representatives; or (b) is lawfully acquired by Seller, any of its Affiliates, or their respective Representatives from and after the Closing from sources which are not prohibited from disclosing such information by a legal, contractual, or fiduciary obligation. If Seller or any of its Affiliates or their respective Representatives are compelled to disclose any information by Governmental Order or Law, Seller shall promptly notify Buyer in writing and shall disclose only that portion of such information which is legally required to be disclosed, *provided that* Seller shall use reasonable best efforts to obtain as promptly as possible an appropriate protective order or other reasonable assurance that confidential treatment will be accorded such information. As used in this Agreement, "**Affiliate**" of a Person means any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. The term "control" (including the terms "controlled by" and "under common control with") means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

Section 6.02 Priddy Resignation and Employment Agreement. At Closing, Seller shall deliver to Buyer his written resignation from all positions held with each Acquired Company, effective as of the Closing Date, and as soon as practicable after Closing, Buyer shall engage Seller as the President of the Subsidiary pursuant to such terms set forth in an employment agreement between Seller and the Subsidiary. Seller will continue operations on a normal basis.

Section 6.03 Further Assurances. Following the Closing, each of the parties hereto shall, and shall cause their respective Affiliates to, execute and deliver such additional documents and instruments and take such further actions as may be reasonably required to carry out the provisions hereof and give effect to the transactions contemplated by this Agreement and the other Transaction Documents.

ARTICLE VII
TAX MATTERS

Section 7.01 Tax Covenants.

(a) Without the prior written consent of Buyer, Seller shall not, to the extent it may affect or relate to any Acquired Company: (i) make, change, or rescind any Tax election; (ii) amend any Tax Return; (iii) take any position on any Tax Return; or (iv) take any action, omit to take any action, or enter into any other transaction that would have the effect of increasing the Tax liability or reducing any Tax asset of Buyer or any Acquired Company, in respect of any taxable period that begins after the Closing Date or, in respect of any taxable period that begins before and ends after the Closing Date (each such period, a "**Straddle Period**"), the portion of such Straddle Period beginning after the Closing Date.

(b) All transfer, documentary, sales, use, stamp, registration, value added, and other such Taxes and fees (including any penalties and interest) incurred in connection with this Agreement and the other Transaction Documents shall be borne and paid by Seller when due. Seller shall, at its own expense, timely file any Tax Return or other document with respect to such Taxes or fees (and Buyer shall cooperate with respect thereto as necessary).

(c) Buyer shall prepare, or cause to be prepared, all Tax Returns required to be filed by any Acquired Company after the Closing Date with respect to any taxable period or portion thereof ending on or before the Closing Date and all Straddle Period Tax Returns. Any such Tax Return shall be prepared in a manner consistent with past practice (unless otherwise required by Law) and without a change of any election or any accounting method.

Section 7.02 Straddle Period. In the case of Taxes that are payable with respect to a Straddle Period, the portion of any such Taxes that are allocated to Pre-Closing Tax Periods (as defined in Section 7.04) for purposes of this Agreement shall be: (a) in the case of Taxes (i) based upon, or related to, income, receipts, profits, wages, capital, or net worth, (ii) imposed in connection with the sale, transfer, or assignment of property, or (iii) required to be withheld, the amount of Taxes which would be payable if the taxable year ended with the Closing Date; and (b) in the case of other Taxes, the amount of such Taxes for the entire period multiplied by a fraction, the numerator of which is the number of days in the period ending on the Closing Date and the denominator of which is the number of days in the entire period.

Section 7.03 Termination of Existing Tax Sharing Agreements. Any and all existing Tax sharing agreements (whether written or not) binding upon any Acquired Company shall be terminated as of the Closing Date. After such date none of Acquired Company, Seller, nor any of Seller's Affiliates and their respective Representatives shall have any further rights or liabilities thereunder.

Section 7.04 Tax Indemnification. Seller shall indemnify each Acquired Company, Buyer, and each Buyer Indemnitee (as defined in Section 8.01) and hold them harmless from and against (a) any loss, damage, liability, deficiency, Action, judgment, interest, award, penalty, fine, cost, or expense of whatever kind (collectively, including reasonable attorneys' fees and the cost of enforcing any right to indemnification under this Agreement, "**Losses**") attributable to any breach of or inaccuracy in any representation or warranty made in Section 4.13; (b) any Loss attributable to any breach or violation of, or failure to fully perform, any covenant, agreement, undertaking, or obligation in ARTICLE VII; (c) all Taxes of each Acquired Company or relating to the business of each Acquired Company for all Pre-Closing Tax Periods (as defined below); (d) all Taxes of any member of an affiliated, consolidated, combined, or unitary group of which each Acquired Company (or any predecessor) is or was a member on or prior to the Closing Date by reason of a liability under Treasury Regulation Section 1.1502-6 or any comparable provisions of foreign, state, or local Law; and (e) any and all Taxes of any Person imposed on any Acquired Company arising under the principles of transferee or successor liability or by contract, relating to an event or transaction occurring before the Closing Date. In each of the above cases, together with any out-of-pocket fees and expenses (including attorneys' and accountants' fees) incurred in connection therewith, Seller shall reimburse Buyer for any Taxes of any Acquired Company that are the responsibility of Seller pursuant to this Section 7.04 within ten business days after payment of such Taxes by Buyer or an Acquired Company. For purposes of this Agreement, a "**Pre-Closing Tax Period**" means any taxable period ending on or before the Closing Date and, with respect to any taxable period beginning before and ending after the Closing Date, the portion of such taxable period ending on and including the Closing Date.

Section 7.05 Cooperation and Exchange of Information. Seller and Buyer shall provide each other with such cooperation and information as either of them reasonably may request of the other in filing any Tax Return pursuant to this ARTICLE VII or in connection with any audit or other proceeding in respect of Taxes of any Acquired Company, including providing copies of relevant Tax Returns and accompanying documents. Each of Seller and Buyer shall retain all Tax Returns and other documents in its possession relating to Tax matters of any Acquired Company for any Pre-Closing Tax Period (collectively, "**Tax Records**") until the expiration of the statute of limitations of the taxable periods to which such Tax Records relate.

Section 7.06 Tax Treatment. Seller and Buyer agree that the transaction contemplated hereby will be treated for U.S. federal income Tax purposes and applicable state income Tax purposes as a taxable sale by Seller and a purchase by Buyer of the assets of the Company.

Section 7.07 Tax Allocation. Seller and Buyer agree that the Purchase Price shall be allocated among the assets of the Company for U.S. federal and applicable state and local income tax purposes as agreed by their respective accountants, negotiating in good faith on their behalf.

Section 7.08 Survival. Notwithstanding anything in this Agreement to the contrary, the provisions of Section 4.13 and this ARTICLE VII shall survive for the full period of all applicable statutes of limitations (giving effect to any waiver, mitigation, or extension thereof) plus 90 days.

ARTICLE VIII
INDEMNIFICATION

Section 8.01 Indemnification by Seller. Subject to the other terms and conditions of this ARTICLE VIII, Seller shall indemnify and defend each of Buyer and its Affiliates (including each Acquired Company) and their respective Representatives (collectively, the "**Buyer Indemnitees**") against, and shall hold each of them harmless from and against, and shall pay and reimburse each of them for, any and all Losses incurred or sustained by, or imposed upon, the Buyer Indemnitees based upon, arising out of, with respect to, or by reason of:

(a) any inaccuracy in or breach of any of the representations or warranties of Seller or any Acquired Company contained in this Agreement or the other Transaction Documents; or

(b) any breach or non-fulfillment of any covenant, agreement, or obligation to be performed by Seller or any Acquired Company pursuant to this Agreement or the other Transaction Documents.

Section 8.02 Indemnification by Buyer. Subject to the other terms and conditions of this ARTICLE VIII, Buyer shall indemnify and defend each of Seller and its Affiliates and their respective Representatives (collectively, the "**Seller Indemnitees**") against, and shall hold each of them harmless from and against, and shall pay and reimburse each of them for, any and all Losses incurred or sustained by, or imposed upon, the Seller Indemnitees based upon, arising out of, with respect to, or by reason of:

(a) any inaccuracy in or breach of any of the representations or warranties of Buyer contained in this Agreement or the other Transaction Documents; or

(b) any breach or non-fulfillment of any covenant, agreement, or obligation to be performed by Buyer pursuant to this Agreement.

Section 8.03 Indemnification Procedures. Whenever any claim shall arise for indemnification hereunder, the party entitled to indemnification (the "**Indemnified Party**") shall promptly provide written notice of such claim to the other party (the "**Indemnifying Party**"). In connection with any claim giving rise to indemnity hereunder resulting from or arising out of any Action by a Person who is not a party to this Agreement, the Indemnifying Party, at its sole cost and expense and upon written notice to the Indemnified Party, may assume the defense of any such Action with counsel reasonably satisfactory to the Indemnified Party. The Indemnified Party shall be entitled to participate in the defense of any such Action, with its counsel and at its own cost and expense. If the Indemnifying Party does not assume the defense of any such Action, the Indemnified Party may, but shall not be obligated to, defend against such Action in such manner as it may deem appropriate, including settling such Action, after giving notice of it to the Indemnifying Party, on such terms as the Indemnified Party may deem appropriate and no action taken by the Indemnified Party in accordance with such defense and settlement shall relieve the Indemnifying Party of its indemnification obligations herein provided with respect to any damages resulting therefrom. The Indemnifying Party shall not settle any Action without

the Indemnified Party's prior written consent (which consent shall not be unreasonably withheld or delayed).

Section 8.04 Survival. Subject to the limitations and other provisions of this Agreement, all representations and warranties contained herein and all related rights to indemnification shall survive the Closing.

Section 8.05 Tax Claims. Notwithstanding any other provision of this Agreement, the control of any claim, assertion, event, or proceeding in respect of Taxes of the Company (including, but not limited to, any such claim in respect of a breach of the representations and warranties in Section 4.13 hereof or any breach or violation of or failure to fully perform any covenant, agreement, undertaking, or obligation in ARTICLE VII) shall be governed exclusively by ARTICLE VII hereof.

Section 8.06 Cumulative Remedies. The rights and remedies provided for in this ARTICLE VIII (and in ARTICLE VII) are cumulative and are in addition to and not in substitution for any other rights and remedies available at Law or in equity or otherwise.

ARTICLE IX
MISCELLANEOUS

Section 9.01 Expenses. All costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses.

Section 9.02 Notices. All notices, claims, demands, and other communications hereunder shall be in writing and shall be deemed to have been given: (a) when delivered by hand (with written confirmation of receipt); (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); (c) on the date sent by facsimile or email of a PDF document (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next business day if sent after normal business hours of the recipient; or (d) on the third day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid, if sent to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 9.02):

If to Seller:	521 Spaulding Drive, Greenville, SC 29615 Facsimile: None Email: Travis.Priddy@gmail.com Attention: Travis Priddy
with a copy (which shall not constitute notice) to:	1213 Culbreth Drive, Wilmington, NC 28405 Phone: 561 379-1253 Email: info@smitheilers.com Attention: Ken Bart
If to Buyer:	Indoor Harvest Corp. 7401 W. Slaughter Lane #5078, Austin, TX, 78739 Email: leslie.bocskor@indoorharvest.com Attention: Leslie Bocskor, Chief Executive Officer
with a copy (which shall not constitute notice) to:	Sichenzia Ross Ference LLP 1185 Avenue of the Americas, 31st Floor, New York, NY 10036 Facsimile: (212) 930-9725

Email: mross@srf.law
Attention: Marc Ross, Esq.

Section 9.03 Severability. If any term or provision of this Agreement is invalid, illegal, or unenforceable in any jurisdiction, such invalidity, illegality, or unenforceability shall not affect any other term or provision of this Agreement.

Section 9.04 Entire Agreement. This Agreement and the other Transaction Documents constitute the sole and entire agreement of the parties to this Agreement with respect to the subject matter contained herein and therein, and supersede all prior and contemporaneous understandings and agreements, both written and oral, with respect to such subject matter. In the event of any inconsistency between the statements in the body of this Agreement and those in the other Transaction Documents, any exhibits, the statements in the body of this Agreement will control.

Section 9.05 Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. Neither party may assign its rights or obligations hereunder without the prior written consent of the other party, which consent shall not be unreasonably withheld or delayed. No assignment shall relieve the assigning party of any of its obligations hereunder.

Section 9.06 Amendment and Modification; Waiver. This Agreement may only be amended, modified, or supplemented by an agreement in writing signed by each party hereto. No waiver by any party of any of the provisions hereof shall be effective unless explicitly set forth in writing and signed by the party so waiving. No failure to exercise, or delay in exercising, any right or remedy arising from this Agreement shall operate or be construed as a waiver thereof. No single or partial exercise of any right or remedy hereunder shall preclude any other or further exercise thereof or the exercise of any other right or remedy.

Section 9.07 Governing Law; Submission to Jurisdiction. All matters arising out of or relating to this Agreement shall be governed by and construed in accordance with the internal laws of the State of New York without giving effect to any choice or conflict of law provision or rule (whether of the State of New York or any other jurisdiction). Any legal suit, action, proceeding, or dispute arising out of or related to this Agreement, the other Transaction Documents, or the transactions contemplated hereby or thereby may be instituted in the federal courts of the United States of America or the courts of the State of New York in each case located in the city of New York and county of New York, and each party irrevocably submits to the exclusive jurisdiction of such courts in any such suit, action, proceeding, or dispute.

Section 9.08 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Agreement delivered by email or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

[*Signature page follows.*]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

BUYER: INDOOR HARVEST CORP.

DocuSigned by:
By: ______________________
7C5138829ABC4AE...
Name: Leslie Bocskor
Title: Chief Executive Officer

SELLER: TRAVIS PRIDDY

DocuSigned by:
By: ______________________
939D021A48984AD...

JOHN BURLESON

DocuSigned by:
By: ______________________
D95AD95F6A554BF...

COMPANY: OPPORTUNITY DEVELOPMENT GROUP, LLC

DocuSigned by:
By: ______________________
939D021A48984AD...
Name: Travis Priddy
Title: [Managing Member]

SUBSIDIARY: 369 HEMP, INC.

DocuSigned by:
By: ______________________
939D021A48984AD...
Name: Travis Priddy
Title: [President / Chief Executive Officer]

EXHIBIT A

ASSIGNMENT OF MEMBERSHIP INTERESTS

ASSIGNMENT OF MEMBERSHIP INTERESTS

This Assignment of Membership Interests (this "**Assignment**") is entered into as of April 27, 2023, by and between Travis Priddy, an individual domiciled in the State of South Carolina ("**Assignor**"), and Indoor Harvest Corp., a Texas corporation ("**Assignee**").

RECITALS

WHEREAS, Assignor owns, beneficially and of record, 100% of the issued and outstanding membership interests (including all voting, consent, and economic rights associated with such membership interests, the "**Membership Interest**") in Opportunity Development Group, LLC, a South Carolina limited liability company (the "**Company**");

WHEREAS, Assignor and Assignee have entered into that certain Membership Interest Purchase Agreement, dated April 27, 2023 (the "**Purchase Agreement**"), pursuant to which, among other things, Assignor has agreed to sell, assign, and transfer all of its right, title, and interest in and to, and Assignee has agreed to accept, the Membership Interest; and

WHEREAS, in order to effect the sale, transfer, and assignment of the Membership Interest to Assignee, Assignor and Assignee are executing and delivering this Assignment.

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1. Assignment. Assignor hereby sells, assigns, and transfers to Assignee, and Assignee hereby accepts, all of Assignor's right, title, and interest in and to the Membership Interest, free and clear of all Encumbrances, other than any Encumbrances arising under the applicable state or federal securities Laws[or the LLC Agreement].

2. Terms of the Purchase Agreement. This Assignment is made in accordance with, and is subject to, the terms and conditions of the Purchase Agreement. Nothing in this Assignment, express or implied, in intended to or shall be construed to modify, expand, or limit any of the terms of the Purchase Agreement. Assignor and Assignee acknowledge and agree that no representations and warranties are made in this Assignment. The representations, warranties, covenants, [and indemnities] contained in the Purchase Agreement shall not be superseded by this Assignment but shall remain in full force and effect to the full extent provided therein. In the event of any conflict or inconsistency between the terms of the Purchase Agreement and the terms hereof, the terms of the Purchase Agreement shall govern.

3. Definitions. All capitalized terms used in this Assignment but not otherwise defined herein are given the meanings set forth in the Purchase Agreement.

4. Further Assurances. Each of Assignee and Assignor shall execute and deliver, at the reasonable request of the other party hereto, such additional documents, instruments, conveyances, and assurances and take such further actions as such other party may reasonably request to carry out the provisions hereof and give effect to the transactions contemplated by this Assignment.

5. Successors and Assigns. This Assignment shall bind and inure to the benefit of the parties hereto and their respective successors and assigns.

6. Amendment and Modifications. This Assignment may not be amended or modified in any manner other than by a written agreement signed by the party to be charged.

7. Governing Law. This Assignment shall be governed by and construed in accordance with the internal laws of the State of New York without giving effect to any choice or conflict of law provision or rule (whether of the State of New York or any other jurisdiction).

8. Counterparts. This Assignment may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Assignment delivered by email or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Assignment.

[*Signature page follows.*]

IN WITNESS WHEREOF, Assignee and Assignor have executed this Assignment as of the date set out above.

SELLER: TRAVIS PRIDDY

DocuSigned by:

By: ______________________

939D021A48984AD...

BUYER: INDOOR HARVEST CORP.

DocuSigned by:

By: ______________________

7C5138829ABC4AE...

Name: Leslie Bocskor

Title: Chief Executive Officer